EXHIBIT 5.1

                               [Q&BSL LETTERHEAD]

                                 August 8, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE: PACIFIC MAGTRON INTERNATIONAL CORP. REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We are familiar with the proceedings taken and proposed to be taken by Pacific Magtron International Corp., a Nevada corporation (the "Company"), with respect to 200,000 shares of Common Stock, no par value per share (the "Shares"), of the Company sold pursuant to a Consulting Agreement dated July 24, 2002 (the "Consulting Agreement"). As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended.

     In this connection, we have examined the Articles of Incorporation and By-Laws of the Company, records of proceedings of the Board of Directors and stockholders of the Company, and such other records and documents as we have deemed necessary or advisable to render the opinion contained herein. Based upon our examination and inquiries, we are of the opinion that the Shares, when issued pursuant to the terms and conditions of the Consulting Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement described above.


                                        Very truly yours,

                                        Quarles & Brady Streich Lang LLP